CCN EDGAR REQUEST FORM

Company Name FNX Mining Company Inc.
Contact Name David Constable	Phone 416-628-5938
Fax 416-360-0550	Email dconstable@fnxmining.com
CIK # 0001191679	CCC# mme$9qiy
Type of Filing	Document Type
Fees Applicable	SIC CODE
How Would you like your confirmation? Email X Fax ˆ Phone ˆ

Authorized Signature “David Constable”

Disclaimer:  The Company acknowledges that CCNMatthews does not function in the capacity of legal advisor, nor consultant.  All EDGAR filings are executed by CCNMatthews as instructed on the mandatory EDGAR request form authorized by the Company.  The EDGAR form must clearly and legibly indicate all types (s) of filing(s) that the Company requires and must have, at time of registering with SEC, discussed all banking options with EDGAR.  If a company does not have sufficient funds in their account at the time of filing, filing will be suspended.  The EDGAR request form can only be signed by an authorized signing officer.  CCNMatthews' total liability for any claim shall not exceed the charges paid by the Company for the services related to the claim.